EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement is made as of October 17, 2014 (the “Effective Date”), by and between, Life Medical Technologies, Inc., a Delaware corporation ("LMT" or “Licensor”), and Efil Sub of ECG Inc., a Delaware corporation ("Efil” or “Licensee”).

R E C I T A L S:

Licensor owns or controls certain proprietary rights, including, but not limited to, patents, trademarks, copyrights, United States Food and Drug Administration ("FDA") filings, clinical studies, data, techniques, trade secrets, contract rights, concepts and know-how, relating to a product referred to as BreastCare DTS™ referred to herein as the “Product.” The Product has been cleared by the FDA to be marketed as an adjunct to mammography and other procedures for the detection of breast disease, including breast cancer. Licensor also owns or controls or has contracted to obtain the benefits of certain apparatus and methods for making the Product.

Licensee desires to acquire a license, exclusive as to the United States, Canada, and Asia (as defined below) and non-exclusive as to the balance of the world, other than Latin America, including (without limitation) Mexico and The Caribbean Sea including (without limitation) the Bahamas, as to which the Licensee acquires no rights other than to receive “Reverse Royalties” as provided herein, to develop, manufacture and commercialize the Product and derivative products (collectively with the Product, the “Products”) for, among other purposes, the detection of disease, including breast cancer, incorporating certain of the proprietary rights held by Licensor and Licensor is willing to grant such license to Licensee under the terms and conditions of this Agreement.

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NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used throughout this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

1.01 "Affiliate" shall mean any corporation, partnership or other business entity which owns or controls, is owned or controlled by or is under common ownership or control with a party to this Agreement. A corporation, partnership or other business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least thirty percent (30%) of the voting stock of said other corporation, or in the absence of such ownership, it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of said other corporation.

1.02 “Asia” means China, Vietnam, Cambodia, Japan, Taiwan, North and South Korea, Thailand, Malaysia and the Philippines.

1.03 “Effective Date” shall mean the date hereof.

1.04 "Product" or “Products” shall mean BreastCare/BreastAlert DTS™ identified in Exhibit A, a device that has FDA 510K clearance for marketing in the United States to be used by physicians as an adjunct to routine physical examination including palpation, mammography and other established procedures for the detection of breast disease including breast cancer and such other Products as Licensee may develop based upon the Licensed Technology.

1.05 "Licensed Copyrights" shall mean those copyrights relating to Products listed in Exhibit A attached hereto.

1.06 "Licensed Patent Rights" shall mean:

(a) the United States patents and patent applications identified in Exhibit B, any foreign counterparts thereof, as well as any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, revalidations, reexaminations, reissues, additions or patents of addition or patents of importation thereof whether filed before or after the date hereof;

(b) any patents or patent applications owned or controlled by LMT, which contain claims, the practice of which is encompassed by the claims of any patent or patent applications of subparagraph (a) above, or which employ Product Related Technology; and

(c) any future patents or patent applications owned or controlled by LMT which relate to Products and the Licensed Technology.

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1.07 "Licensed Technology" shall mean all know-how, concepts, data, information, trade secrets, transferable rights under FDA filings, clinical data, clinical studies, techniques, or special ability on the part of LMT, which are related to Products and methods and apparatus for making the same and which are proprietary to LMT, and with respect to which LMT, now and subsequently, has the power and right to grant the license provided for herein.

1.08 "Licensed Trademarks" shall mean those trademarks listed in Exhibit C attached hereto.

1.09 "Licensed Intellectual Property" shall mean, collectively, the Licensed Patent Rights, the Licensed Copyrights, the Licensed Technology, the licensed manufacturing process, and the Licensed Trademarks.

1.10 "Net Sales" shall mean the revenue received by Licensee or Licensor or their respective sublicensees (including revenue in the form of including royalties received by Licensee or Licensor from their respective sublicensees) from the sale of Products to Third Parties less the following amounts: (i) discounts, including cash discounts or rebates actually allowed or granted; (ii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return; (iii) freight charges paid for delivery; and (iv) taxes or other governmental charges levied on or measured by the amount invoiced by the seller. Net Sales shall not include revenues on sales to sublicensed, but shall include the revenues received by sublicensed Affiliates on subsequent sales to an independent Third Party. For the avoidance of doubt, if either Licensee or Licensor enters into a sublicense, the Net Sales on which the other is to receive Running Royalties or Reverse Royalties includes the Net Sales of the sublicensee and, if the royalty is paid in respect of such Net Sales at the rates provided herein, no royalty shall be paid on any additional royalty received by Licensor or Licensee from the sublicensee or on the sale of Product by Licensor or Licensee to such sublicensee. If a royalty is not paid on the Net Sales of a sublicensee, Running Royalties or Reverse Running Royalties shall be paid on any royalty received by Licensor or Licensee from the sublicensee or on the sale of Product by Licensor or Licensee to such sublicensee.

1.11 “Open Territory” shall mean all countries, other than United States, Canada, Asia, the Retained Territory and the Joint Venture Territory.

1.12 "Quarter" shall mean a period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31 during each year.

1.13 “Retained Territory” shall mean Latin America (including, without limitation, all countries located in South America, Central America, and Mexico) and The Caribbean Sea (including, without limitation, The Bahamas).

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1.14 "Third Party" shall mean parties other than LMT, Licensee or their respective Affiliates.

1.15 "Valid Claim" shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.16 “Joint Venture Territory” shall mean India and any country in which the parties have agreed to enter into a Joint Venture with respect to the distribution of Products.

ARTICLE 2

GRANT OF LICENSE

2.01 License.

(a) LMT hereby grants and agrees to grant to Licensee a license, with the right to grant sublicenses, to use the Licensed Patent Rights, the Licensed Copyrights, the Licensed Technology, and the Licensed Trademarks, to make, have made, use and sell, during the term of this Agreement, Products employing the Licensed Intellectual Property.

 (b) The license granted herein is limited to the United States, Canada, Asia and, subject to Licensor’s Right of First Refusal, the Open Territory and is exclusive within the United States, Canada and Asia (the “Exclusive Territory”) as to all parties including the Licensor and non-exclusive as to the Open Territory except to the extent that Licensor does not exercise its Right of First Refusal.

2.02 Sublicense. Licensee may sublicense the rights granted to it hereunder provided, however, that concurrently with entering into a sublicense, each sublicensee shall agree, by a written instrument, to be bound by the terms of this Agreement and jointly and severally liable with Licensee for the obligations of Licensee hereunder related to the rights granted in such sublicense. A copy of such written instrument shall be provided to LMT.

2.03 Manufacture.

(a) The right being granted herein includes the right to distribute Products under such FDA rights as are currently held by Licensor. To enable Licensor to ensure that all Products distributed by Licensee within the United States comply with FDA requirements (including FDA Good Manufacturing Practice) from time to time, upon request of Licensor, Licensee shall make samples of the Products manufactured by it or at its request available to Licensor for its review. At the expense of Licensee, LMT will review the procedures of any prospective manufacturer proposed by Licensee to determine whether Products to be produced by such manufacturer will meet applicable FDA requirements.

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(b) Licensor has engaged Fala Technologies, Inc. (“Fala”) to manufacture Products. Licensor, at the expense of Licensee, shall exercise reasonable efforts to cause Fala to consult with Licensee with respect to the manufacture of products. Solely to the extent that the same has been or hereafter are disclosed to, and are or hereafter become in the possession of Licensor by Fala, and to the extent that Licensor has a valid legal right to make available, all intellectual property developed by Fala related to the manufacture of Products, as between Licensor and Licensee, shall be available to Licensee for the use in the manufacture of Products and such other devices and products as may be developed by Licensee.

(c) Licensor, at the expense of Licensee, shall provide Licensee with copies of all materials in the possession of Licensor related to the Products. In addition, Licensor will introduce Licensee to Sam Mousa.

2.04 Licensed Trademarks.

(a) LMT hereby grants to Licensee the exclusive right to use the trademarks set forth on Exhibit C -1 within the Exclusive Territory, the non-exclusive right to use the trademarks set forth on Exhibit C-1 in the Open Territory, subject to Licensor’s Right of First Refusal, and the non-exclusive right to use the trademarks set forth on Exhibit C-2 within the Exclusive Territory and, subject to Licensor’s Right of First Refusal, the Open Territory.

(b) Licensee agrees that, with respect to any product for which Licensee may employ a trademark licensed hereunder, such product will be manufactured and packed by Licensee strictly in accordance with the standards and specifications agreed to between the parties. LMT hereby agrees to accept such mutually agreed standards as its own for purposes of this license. Licensee shall, upon request of LMT, submit to LMT samples of such products for the purpose of ascertaining or determining compliance with this requirement.

(c) Upon mutual agreement of Licensee and Licensor, Licensee may make additions to, deletions from, and changes to, any or all of the trademarks licensed hereunder (“Changed TM”). Any such Changed TM shall be deemed a part of the Licensed Trademarks under this Agreement.

2.05 Licensed Copyrights.

(a) LMT hereby grants to Licensee the exclusive right to use the Licensed Copyrights within the Exclusive Territory and, subject to Licensor’s Right of First Refusal, the non-exclusive right to use the Licensed Copyrights in the Open Territory.

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(b) Upon mutual agreement of Licensee and Licensor, Licensee may make additions to, deletions from, and changes to, any or all of the copyrights licensed provided the additions to, deletions from, and changes to adhere to FDA regulations or the regulations of other regulatory bodies governing these documents (“Changed Copyrights”). Any Changed Copyrights shall be jointly owned by Licensee and Licensor, subject to the terms and condition of this Agreement relating jointly owned intellectual property.

2.06 Admission of Validity; Legal Fees Licensee acknowledges that it has had an opportunity to review the patents issued as of the date of execution of this Agreement (the “Current Patents”) licensed hereby and that it has determined to enter into this agreement due to the apparent validity thereof. Further, Licensee hereby agrees not to commence an action to contest the validity of the Current Patents. In the event Licensee brings an action to invalidate a Current Patent of Licensor, Licensee shall not be allowed to continue to operate under the License. If during the term of this Agreement Licensee elects to question the validity, enforceability, or applicability of any patent applications hereafter filed by Licensor or any of the patents which may issue as a result of any of such applications, or any patent acquired by Licensor, by way of a proceeding or litigation, this Agreement shall remain in effect. During the course of any such proceeding or litigation Licensee shall continue to pay Running Royalties on a timely basis and shall reimburse Licensor for its legal fees incurred in defending such proceeding within forty-five days of a demand therefor, provided that Licensee receives from Licensor an undertaking to pay such amounts back to Licensee in the event that Licensee’s challenge, on final adjudication, shall be upheld.

2.07 Covenant not to Sue. Licensor agrees that during the term of this Agreement it will not assert against Licensee or its Affiliate sublicensees any patent not included in the Licensed Patent Rights that is or might be infringed by reason of Licensee’s or its Affiliate sublicensees’ exercise of the rights granted hereunder.

2.08 Compliance with Applicable Laws. Licensee agrees that all products manufactured and distributed by it, the manufacture of such Products and all sales literature used by it, shall be in compliance with all applicable laws and regulations, including applicable laws and regulations of the United States FDA and the applicable laws and regulations of the respective countries in which the Product is distributed.

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ARTICLE 3

ROYALTIES AND FEES

3.01 Running Royalties. Licensee shall pay to LMT running royalties ("Running Royalties") of 5% on its aggregate Net Sales during each calendar year in the Exclusive Territory and in any country of the Open Territory in which Licensee is not paying Licensor ½ of its operating profits in accordance with Section 3.02(b).

3.02 Open Territory. (a) If Licensee desires to distribute directly or indirectly (such as through a sublicensee) Products in any country (a “Designated Country”) in the Open Territory it shall advise Licensor. Within thirty (30) days after receipt of such notice from Licensee, Licensor shall notify Licensee whether Licensor desires to exercise its Right of First Refusal with respect to the Designated Country, and, if so exercised, Licensor shall have the exclusive right to market, sell and distribute, directly or indirectly, Products within such Designated Country. If Licensor notifies Licensee that it does not exercise such Right of First Refusal or fails to exercise such right within such thirty (30) day period, Licensee shall have the exclusive right to market, sell and distribute, directly or indirectly, Products within the Designated Country, and Licensor shall not market, sell or distribute the Products within such Designated Country. The party (that is Licensor or Licensee) which has the exclusive right to market, sell and distribute Products in a Designated Country is referred to herein as the “Moving Party,” the other party is referred to as the “Non-moving Party,” and the date on which (i) the Licensor advises the Licensee that it is exercising or not exercising its Right of First Refusal, or (ii) if Licensor fails to deliver an exercise or non-exercise notice within such thirty (30) day period, is referred to as the “Claiming Date”. The Moving Party shall have the exclusive rights (as between Licensor and Licensee) to sell Products in the Designated Country; provided that, if within one-hundred eighty (180) days of the Claiming Date, the Moving Party has not, directly or indirectly through the Contracting Party, expended at least $100,000 towards the sales effort or had Net Sales of at least $10,000 in the Designated Country, the Moving Party shall (i) pay to the Non-moving Party as liquidated damages an amount equal to $1.00 per 100 people in the Designated Country but in no event more than $150,000 per Designated Country and (ii) the Non-moving Party shall have the exclusive rights (as between Licensor and Licensee) to sell Products in the Designated Country; provided that if within one year of the Claiming Date the Non-moving Party has not, directly or indirectly through the Contracting Party, expended at least $100,000 towards the sales effort or had at least $10,000 of Net Sales in the Designated Country, the Designated Country shall revert to Open Territory.

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If at any time prior to receiving a notice from Licensee that it intends to commence distribution of Products in a country in the Open Territory, Licensor determines to commence sales in a country, either directly or through a sublicensee, Licensor shall prompty advise Licensee.

(b) At any time prior to the Claiming Date in respect of a Designated Country either Licensor or Licensee may approach the other with a view to the joint exploitation of any country in the Open Territory. Should the parties agree to do so, neither party shall pay Running Royalties on sales in such country; instead they shall each receive ½ of the operating profits derived from sales in such country. Further, if a party shall determine that due to legal or regulatory hurdles it will take more than six months to commence sales of Products in a country in the Open Territory, it can request of the other party that it enter into discussions with a view towards extending the six month period provided above to such period as the parties deem appropriate.

(c) The parties have determined to enter into a Joint Venture with respect to the distribution of Products in the country of India. Promptly after the execution and delivery of this agreement, the parties shall commence discussions with a view towards confirming the terms of the Joint Venture. If the parties fail to agree upon terms each party shall have the right to distribute Products in India, subject to an obligation to pay one-half (1/2) of its operating profits in respect of such sales to the other party.

3.03 Milestone Payments. If Licensee shall grant a sublicense and such sublicense shall contain a provision for an upfront payment, milestone payment or advance payment of royalties, upon receipt of any such amount Licensee shall pay ½ thereof to Licensor. Licensee shall be entitled to deduct any amount so paid from Running Royalties due Licensor on the sales covered by such sublicense, provided that the deduction taken any quarter pursuant to this subparagraph shall not exceed one-third (1/3) of the amount that would otherwise be paid to the Licensor in respect of such quarter.

3.04 Minimum Royalties.

(a) Beginning with calendar year 2015, Licensee shall pay minimum annual royalties (the "Minimum Annual Royalties"). The minimum annual royalty shall be $100,000 for 2015 and $200,000 per annum each year thereafter.

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(b) If the Running Royalties payable to LMT with respect to any calendar year are less than the Minimum Annual Royalties for such year, then, either: (i) Licensee, to maintain the exclusivity of the license granted hereunder, shall remit to LMT, together with its report of Running Royalties for the fourth Quarter of such year in accordance with Section 4.01(b) hereof, a sum of money equal to the difference between the applicable Minimum Royalty and the Running Royalty for such year; or (ii) Licensee’s license shall become non-exclusive forty-five (45) days after the end of such calendar year.

(c) If this agreement shall terminate or expire, then a pro rata portion of the Minimum Royalty payable with respect to the year in which such termination occurs shall apply, based upon the number of days elapsed during such year prior to termination.

(d) If Licensee should lend any monies to Licensor or pay any amounts to creditors of Licensor, the FDA or other governmental authorities, reasonably necessary to protect the rights granted to Licensee hereunder, Licensee shall have the right to deduct such amounts from Running Royalties payable to Licensor, provided that the deduction taken any quarter pursuant to this subparagraph shall not exceed one-third (1/3) of the amount that would otherwise be paid to the Licensor in respect of such quarter.

3.05 Reverse Running Royalties. The parties anticipate that Licensee will expend significant amounts and substantial effort to establish a manufacturing facility and commence distribution of Products. In recognition of the contribution Licensee will make to the development of the Product, Licensor agrees to pay Licensee “Reverse Running Royalties” in the same percentages, at the same times, on the same terms and subject to the reporting and accounting procedures provided for herein with respect to the payment of Running Royalties payable by Licensee. Such Reverse Running Royalties shall be payable by Licensor on all sales of Licensed Products directly or indirectly made in the Open Territory, Latin America, including (without limitation) Mexico and The Caribbean Sea including (without limitation) the Bahamas, other than countries in the Open Territory from which Licensee is receiving ½ of the operating profit from the sale of Products. No later than December 31, 2015, the parties shall exercise reasonable efforts to agree upon an appropriate definition of operating profits and, if they should fail to agree, shall submit the issue to mediation and arbitration in accordance with Section 10.09.

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3.06 Time. Running Royalties and Reverse Running Royalties payable by Licensee or Licensor, as the case may be, are payable on all sales by Licensee, Licensor and their respective sublicensees within a given country until the later of (i) the expiration of the last to expire patent in respect of which there is a Valid Claim in such country and (ii) fifteen years from the date as of which Licensee (or one of its sublicensees) first has Net Sales. In addition, until the tenth anniversary of the date as of which Licensee first has Net Sales, Licensee shall pay Running Royalties on any product it may distribute for the detection of disease in the breast and prostate even if such product does not emply Licensed Technology or violate a Valid Claim.

3.07 Provision of Product. If prior to such time as Licensor is manufacturing Product or has arranged to acquire Products from a third party, provided Licensee is then manufacturing Product, it will provide up to ½ of its monthly output to Licensor, provided Licensor pays for the same within thirty days of delivery. The cost of products sold by Licensee to Licensor shall be equal to Licensee’s manufacturing costs, inclusive of amortization of capitalized expenses, plus ten (10%) percent thereof. The parties shall endeavor to more precisely define Licensee’s costs once a manufacturing plant is established and if they are unable to agree upon such costs the matter shall be submitted to arbitration in accordance with Section 10.09.The failure of Licensor to timely pay for Product sold by Licensee shall relieve Licensee of any obligation under this section.

ARTICLE 4

ROYALTY REPORTS AND ACCOUNTING

4.01 Royalty Reports; Records.

(a) Within forty-five (45) days after each Quarter, Licensee shall furnish or cause to be furnished to LMT a written report covering such Quarter showing: (i) the Net Sales of all Licensed Products during such period; (ii) the royalties, payable in Dollars, which have accrued hereunder in favor of LMT in respect of such sales with a summary computation of such royalties; and (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties. The report shall be accompanied by the payment of royalty monies due at that time.

(b) The parties shall agree upon a form of royalty report within ninety (90) days of the date hereof.

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4.02 Inspection of Books. LMT shall have the right, at its own expense, for the period during which Running Royalties are due to LMT and for one (1) year thereafter, to examine or have an independent accountant to whom Licensee has no reasonable objection, examine the relevant books and records of account of Licensee during normal business hours and no more than once during each calendar year, to verify the accuracy of the reports and to determine whether appropriate payment has been made by Licensee hereunder. Licensee shall include in each sublicense granted by it pursuant hereto a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records to LMT. If the report of LMT or of its independent accountant shows an underpayment of royalties, Licensee shall remit to LMT the amount of such underpayment, together with interest on the amount of such underpayment at the rate of 6% per annum, within forty-five (45) days after Licensee’s receipt of such report. If the report of LMT's independent accountant shows an underpayment of more than ten percent (10%) of the amounts due during the period covered thereby, Licensee shall pay LMT's reasonable fees and expenses related to such audit.

As noted above, once it commences sales, Licensor shall provide similar quarterly reports to Licensee and shall be subject to a right of inspection identical to that provided to Licensor.

4.03 Disputes as to Royalties Owed. In the event Licensee disputes the report of LMT’s independent accountant, the amount of the underpayment will be placed in escrow and the dispute will be resolved by (1) mediation, or, if such mediation is unsuccessful, (2) by binding arbitration as provided in Section 10.09 below.

4.04 Sales to Sublicensees. No Running Royalties or Reverse Running Royalties shall be payable on sales of any Licensed Product between Licensee, Licensor and any of their respective sublicensees provided Running Royalties or Reverse Running Royalties are paid on the Net Sales of the sublicensee. If a royalty is not paid on the Net Sales of a sublicensee, Running Royalties or Reverse Running Royalties shall be paid on any royalty received by Licensor or Licensee from the sublicensee or on the sale of Product by Licensor or Licensee to such sublicensee. As noted, Licensor will be subject to the provisions of Sections 4.01, 4.02, 4.03 and 4.04 in respect of its sales.

4.05 Payments on Sales outside the United States. Except as otherwise provided, any payments due hereunder on sales made outside the United States shall be payable in the United States and in United States Dollars at the prevailing rate of exchange of the currency of the country in which the sales are made (said exchange rate being taken as the rates published in the Wall Street Journal under the caption "Currency Trading -- Exchange Rates" on the last business day of the calendar Quarter for which the royalties are payable).

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4.06 Withheld Payment. Any sum required under United States tax laws or the tax laws of any other country, to be withheld by from payments to be made hereunder, shall be promptly paid by to the appropriate tax authorities and the paying party shall furnish LMT or Licensee, as the case may be, with official tax receipts or other appropriate evidence issued by the appropriate tax authorities evidencing such payments, sufficient to enable a claim for income tax credit in respect of any sum so withheld.

4.07 Exchange Rate not Ascertainable. During any period in which the exchange rate between the foreign currency in question and the United States Dollar cannot be ascertained in accordance with this Article, payment of the applicable royalties shall be made at the last ascertainable rate; provided, however, that within thirty (30) days after the rate of exchange is ascertainable, an adjustment shall be made and either party, in its discretion, may elect to receive payment in the foreign currency in question or in any other currency for which an exchange rate can be ascertained.

4.08 No Set-Offs. Except as otherwise expressly provided herein, no royalty or other amount payable to LMT under this Agreement shall be reduced, whether by set-off, adjustment or otherwise by virtue of any claim of Licensee or any of its sublicensees or assignees against LMT which is disputed by LMT. For purposes of the foregoing, a judgment of a court of competent jurisdiction holding LMT liable, which judgment is unappealable or unappealed by LMT within the time allowed therefore, shall not be considered a "disputed claim."

ARTICLE 5

INFRINGEMENT

5.01 Third Party Infringement.

(a) If either party becomes aware of a substantial (annual sales greater than five percent (5%) of Licensee's annual sales of Licensed Products within a given jurisdiction (the "Subject Territory")) infringement of the Licensed Patent Rights by a Third Party in any country, such party shall promptly advise the other of the relevant facts and circumstances known in connection therewith and, in the case of an infringement of Licensed Patent Rights, Licensee and LMT shall confer and attempt to agree on what action should be taken. Should LMT and Licensee agree that suit should be brought in any such country, LMT shall have the right to control, bear the cost of, and retain any recovery from any such suit arising out of an infringement of Licensed Patent Rights and Licensee, at its own expense, shall reasonably cooperate in the effort and any recovery from such suit, less Licensor’s costs and expenses, shall be deemed “Net Sales” for which Reverse Running Royalties shall be calculated and payable to Licensee. If such infringement occurs in any country in which Licensee has the exclusive license granted in Article 2, and, if Licensor shall fail, within six (6) months after receiving notice from Licensee of a substantial infringement of Licensed Patent Rights, either; (i) to terminate such infringement; or (ii) to institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, then Licensee shall have the option to do so, in which case Licensee shall control, bear the cost of such suit, and Licensor at its sole cost and expense, shall reasonably cooperate in the effort, e.g. if necessary, Licensor shall become a named party, and any recovery from such suit, less Licensee’s costs and expenses, shall be deemed “Net Sales” for which Running Royalties shall be calculated and payable to Licensor. Should Licensee provide Licensor with reasonable evidence of substantial patent infringement in any country in which Licensee has the exclusive license granted in ARTICLE 2 and the parties are unsuccessful in abating the infringement within the Abatement Period after Licensor has promptly notified the infringer of the infringement, and should Licensor have failed to file suit for infringement at the end of such Abatement Period (or before Licensee has instituted suit under Section 5.01(b)), Licensee shall pay a reduced royalty rate in such country for Net Sales, in an amount of two-thirds of the royalty rate defined herein. Said reduced royalty rate shall continue to be the prevailing royalty rate until said substantial infringement ceases and, thereafter, the royalty rate shall revert to the full royalty rate defined herein. For the purposes of this Section 5.01, the Abatement Period, with respect to infringement occurring in the countries of Asia (as defined herein), Canada and the United States, shall be one hundred eighty (180) days and, for all other countries, two hundred seventy (270) days. The parties recognize that the prior sentence provides abatement periods for countries outside the scope of this License, such periods are provided in case Licensee hereafter acquires the right to distribute Licensed Products in any of such countries.

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(b) The above notwithstanding, Licensee shall have the right to have suit brought against an infringer of Licensed Patent Rights in any country in which Licensee has the exclusive right granted in Article 2 even if such infringement is less than ten (10%) of Licensee's annual sales of Licensed Product in the Subject Territory. Licensor shall reasonably cooperate in such suit and, if necessary, shall become a named party. In no event, however, shall the royalty reduction referenced in Section 5.01(a) hereof go into effect until such infringement amounts to annual sales of greater than ten percent (10%) of Licensee Licensee's sales of Licensed Product within said Subject Territory. Any recovery of such suit, less Licensee’s costs and expenses, shall be deemed “Net Sales” for which Running Royalties shall be calculated and payable to Licensor.

5.02 Other Infringement.

(a) In the event that Licensee's employment of any of the Licensed Intellectual Property in making, having made, using or selling Licensed Products infringes, will infringe, or is alleged by a Third Party to infringe said Third Party's patent, the party becoming aware of same shall promptly notify the other. The parties shall thereafter attempt to agree upon a course of action which may include: (i) modification of the Licensed Product or its use and manufacture so as to be non-infringing; or (ii) obtaining a license or assignment from the Third Party.

(b) In the event that the parties agree to obtain a license or assignment from a Third Party in accordance with Subparagraph (a)(ii) of this Section, then Licensor shall, in the first instance, have the right to negotiate with the Third Party for such license or assignment. If Licensor's negotiation with the Third Party results in a consummated agreement, Licensor shall be responsible for any payments to be made thereunder. If Licensor fails to consummate an agreement with the Third Party within one hundred fifty (150) days after notice has been made in accordance with this Section, then Licensee shall have the right to negotiate with the Third Party for such license or assignment. If Licensee's negotiation with the Third Party results in a consummated agreement, then: (i) any lump sum payments made thereunder shall be offset royalties due to Licensor on Net Sales generated in the Territory covered by the Third Party's patent (the "Subject Infringing Territory") provided that the Running Royalties payable to LMT in respect of Net Sales in the Subject Infringing Territory during any calendar quarter shall be reduced by no more than 50% of the amount payable in the absence of this paragraph, provided that any portion of the lump sum payment not applied shall be carried forward and applied against future Running Royalties payable to LMT in respect of Net Sales generated in the Subject Infringing Territory; and (ii) should such agreement require the payment of royalties, such royalties shall offset any royalties to be paid by Licensee hereunder in respect of Net Sales generated in the Subject Territory, but in no event shall the reduction taken any calendar quarter pursuant to this clause and the immediately preceding clause reduce the royalties payable to LMT in respect of sales generated in the Subject Territory by more than fifty percent (50%). Licensor’s sole recourse against Licensor for any such payments made by Licensee to Third Parties as contemplated above shall be offset rights against Running Royalties as above provided.

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(c) In the event that a Third Party sues Licensee alleging that Licensee's employment of any of the Licensed Intellectual Property in making, having made, using or selling Licensed Products infringes or will infringe said Third Party's patent, trademark and/or copyright, then Licensee shall have the right, at its own expense, to defend such action. If Licensee elects to defend such action, its reasonable costs, including legal fees and expenses, in connection with such defense shall be offset against future Running Royalties payable hereunder, provided that in no event shall the reduction taken any calendar quarter pursuant to this clause exceed twenty-five per cent (25%) of the Running Royalties otherwise payable hereunder.

ARTICLE 6

CONFIDENTIALITY

6.01 Treatment of Confidential Information. With respect to all confidential information (the "Confidential Information") transmitted by either party to the other including all information developed pursuant to this Agreement, the receiving party shall, while this Agreement is in effect and thereafter, make no use of this information other than in furtherance of this Agreement and shall use the same efforts to keep secret and prevent the disclosure of such information to parties other than its agents, officers, employees and representatives authorized to receive such information as it would its own confidential information. A receiving party's obligation of non-use and non-disclosure shall not apply, however, to information which;

(a) was known to the receiving party at the time of its disclosure and not previously subject to any obligation of confidentiality at the time of its disclosure;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

(c) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

(d) became known to the receiving party after its disclosure; (i) from a source other than the disclosing party (including from independent development by the receiving party);other than from a Third Party who had an obligation to the disclosing party not to disclose such information to others, and other than under an obligation of confidentiality.

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With the exception noted below, this Section 6.01 shall survive termination of this Agreement for a period of three (3) years from the date of such termination. To the extent any trade secrets are disclosed, the confidentiality obligations shall continue in perpetuity.

6.02 Obligation upon Termination. If this Agreement shall be terminated or otherwise expires, Licensee, at the request of Licensor, shall destroy or return to Licensor all copies and other embodiments of Confidential Information theretofore delivered to Licensee or any of its affiliates/ sublicensees, by Licensor, as well as all summaries of such Confidential Information prepared by Licensee or its agents, except that a single copy of said Confidential Information and said summaries may be retained by counsel to Licensee for archival purposes. In addition, within ninety (90) days after Licensor's request that Licensee destroy all such Confidential Information, an officer of Licensee shall deliver to Licensor a certificate stating that Licensee has complied with such request. Upon termination of this Agreement, Licensor, at the request Licensee, shall destroy or return to Licensee all copies and other embodiments of Licensee’s Confidential Information theretofore delivered to LMT by Licensee or its affiliates, as well as summaries of such Confidential Information prepared by Licensor or its Affiliates, except that a single copy of said Confidential Information and said summaries may be retained by counsel to Licensor for archival purposes. In addition, within ninety (90) days after Licensee's request that Licensor destroy all such Confidential Information, an officer of LMT shall deliver to Licensee a certificate stating that LMT has complied with such request.

6.03 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, each party may disclose Confidential Information to its Affiliates, sublicensees, consultants and outside contractors; provided, however, that prior to the release by either party of any Confidential Information of the other, the disclosing party shall cause the recipient to execute a Confidentiality Agreement (the "Confidentiality Agreement") in favor of the other party hereto. In any such Confidentiality Agreement, the parties must agree (i) to keep the Confidential Information confidential for the same time periods and to the same extent as each party herein is required to keep such information confidential and (ii) to use the Confidential Information only for such purposes as each party herein is entitled to use the Confidential Information. Each party or its sublicensees may also disclose Confidential Information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to comply with applicable laws or regulations.

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ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS AND PROTECTION

7.01 Treatment of Intellectual Property

(a) All rights arising from or relating to intellectual property (the intellectual Property") such as patents, patent applications, inventions, know-how, trademarks, copyrights and the like, owned or controlled by either party prior to the Effective Date of this Agreement, shall remain the property of such party, subject only to the rights and licenses granted herein. As between Licensor and Licensee, any and all improvements, modifications, enhancements, derivatives of any Licensed Intellectual Property conceived, developed, created or reduced to practice by Licensee, solely or jointly with others (collectively “Improved IP”) will be owned by Licensee, and Licensee shall and hereby does grant to Licensor a right to use such Improved IP subject to the terms and conditions of this Agreement. Further, Licensee shall promptly notify Licensor of any Improved IP conceived, developed, created or reduced to practice by Licensee and, upon request therefor from Licensor, provide any and all information and know-how regarding such Improved IP.

(b) Subject to Section 7.01(a), all Intellectual Property developed during the term of this Agreement by personnel employed solely by or in behalf of either party shall remain the property of such party, subject only to the rights and licenses granted herein.

(c) All patents, patent applications and know-how relating to the detection of disease in breasts made during the term of this Agreement jointly by personnel employed by or in behalf of both parties shall be deemed Improved IP which is jointly owned by Licensor and Licensee.

(d) In the event that the parties agree to file patent applications with respect to any joint inventions, then they shall do so, employing an attorney or agent mutually agreed upon to act in their joint behalf, and shall share the cost related thereto equally. In the event that only one party seeks patent protection, then that party shall bear all costs and the other party shall cooperate fully in the prosecution and enforcement of any patent application or patent resulting therefrom. Each party shall be entitled to exploit any jointly owned Intellectual Property subject to royalties and other payments due in accordance with this Agreement with respect thereto.

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7.02 Patent and Trademark Prosecution; Enforcement of Licensed Rights.

(a) Licensor shall use reasonable efforts to prosecute any patent applications and applications for trademark registrations, licensed hereunder and not yet assigned to Licensee, to obtain patents and registered trademarks thereon and to maintain any such patents and registered trademarks; provided, however, that Licensor shall have the right to discontinue the prosecution of any such patent application or application for trademark registration or to abandon any such patent or trademark registration. If Licensor decides to abandon or allow to lapse any such patent application or patent or application for trademark registration or registered trademark in any country, Licensor shall inform Licensee. and Licensee shall be given the right to prosecute such patent application or application for trademark registration and/or maintain such patent or trademark registration at its expense, and shall be entitled to deduct from royalties due Licensor, in respect of sales in such country, Licensee's out-of-pocket expenses in prosecuting and/or maintaining patent or trademark protection in such country; provided that in no event shall the amount deducted with respect to any Calendar Quarter exceed more than 50% of the running Royalties payable in respect of net Sales in such country during such quarter. Licensee’s sole recourse against Licensor for Licensor’s decision to abandon or lapse any such patent application or patent or application for trademark registration or registered trademark in any country shall be offset rights against Running Royalties as above provided.

(b) LMT shall provide Licensee with all correspondence and reports of communications had in connection with the prosecution of the Licensed Intellectual Property in such a timely matter as to permit Licensee to provide comment in the course of prosecution. LMT shall have the continuing obligation to promptly update Exhibits A and B.

ARTICLE 8

TERMINATION

8.01 Term. The term of this Agreement shall extend from the Effective Date until that date which is the later of (i) fifteen years from the date as of which Licensee (or one of its sublicensees) first has Net Sales and (ii) with respect to each country in which Licensee is directly or indirectly distributing Products, the last to expire of the Valid Claims in respect of such country. If Licensee has not directly or indirectly had any Net Sales prior to December 31, 2016, this agreement shall terminate.

8.02 Default; Bankruptcy; Uncured Breach.

(a) Either party may terminate this Agreement upon sixty (60) days' written notice for any material breach or material default of the other party hereto. Said notice shall become effective at the end of said period unless during said period the party in breach or default shall cure such breach or default or, in the event of a default or breach which cannot be cured within such sixty days, such notice shall not become effective if the defaulting party shall commence the cure during such sixty days and thereafter diligently prosecute the same.

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(b) Either party may terminate this Agreement in the event that the other party shall (i) become insolvent, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors, (iv) apply for or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver or trustee, (v) authorize or file or have filed against it a petition under Chapter 7 or 11 of the United States Bankruptcy Code unless such petition is dismissed within sixty (60) days of filing.

8.03 Licensee’s Obligations Upon Termination. In the event of termination of any license granted hereunder, Licensee shall have the right to sell off its inventory of Licensed Products existing as of the date of termination; provided, however, that Licensee shall be obliged to pay the Running Royalties on such sales in accordance with Section 3.01 hereof and shall be obligated to return all Intellectual Property subject to the License granted under this Agreement..

8.05 Right of First Refusal. If Licensor shall file a petition seeking protection under the Bankruptcy Code or to have a receiver appointed for all or any portion of its assets or a third party shall file a petition against Licensor under the Bankruptcy Code or seeking to have a receiver appointed for its assets, and all or any portion of the assets of Licensor shall be auctioned or otherwise offered for sale, Licensee shall have a right of first refusal exercisable for a period of thirty days commencing as of the purported sale of any of Licensor’s assets to purchase the same for a price equal to the price offered by the third party and to have credited as a portion of such price any amount then due Licensee form Licensor.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

9.01 Each party hereto acknowledges and agrees:

(a) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys;

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(b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and

(c) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

9.02 Each party warrants, as of the date hereof, that, based upon its actual knowledge without any investigation, it is unaware of any Third Party patent containing claims or a pending application containing claims which, if issued, are or would be infringed by either party in operating under the terms of this Agreement. Each party agrees to make the other aware of such Third Party patents and applications promptly upon becoming aware (based upon its actual knowledge without any investigation) of same.

9.03 Each party warrants and represents that it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

9.04 Licensor Representations and Warranties

(a) Licensor hereby represents and warrants that, except as otherwise provided in Schedule 9.04(a):

(i) it is the true owner of all right, title and interest in and to the Licensed Intellectual Property, and Licensor does not actually know without any investigation of any asserted or unasserted claims of ownership of the Licensed Intellectual Property by any party other than Licensor

(ii) Licensor does not know without any investigation of any inventors of the Licensed Patent Rights other than the named inventors of the Licensed Patent Rights, and does not know without any investigation of any asserted or unasserted claims of inventorship of the Licensed Patent Rights by any person other than the named inventors of the Licensed Patent Rights; and

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(iii) Licensor does not know without any investigation of any asserted claims of prior invention of the Licensed Patent Rights by any third party, including any interferences or requests for interferences involving the Patent Rights, except as appear in the USPTO record.

(iv) the Intellectual Property being licensed to Licensee hereunder includes all of the Intellectual Property (A) which Licensor believes without any investigation it owns or to which Licensor has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission, and (B) which is reasonably necessary or desirable for the manufacture, sale, distribution, and use by ultimate purchasers of, the Products.

(iv) LMT is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and duly qualified to do business in each jurisdiction in which it maintains and office or the nature of its business requires it to qualify.

(v) LMT has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of LMT, enforceable in accordance with its terms and conditions, except as limited by (x) applicable bankruptcy insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditrs’ rights generally, and (y) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(vi) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) to the knowledge of Licensor, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which LMT is subject or any provision of the charter or bylaws of LMT or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, franchise, lease, license, instrument, or other arrangement to which LMT is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the knowledge of Licensor, Licensor does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

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9.05 Licensee Representations and Warranties

(i) Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Licensee has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Licensee, enforceable in accordance with its terms and conditions, except as limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (y) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (x) to the knowledge of Licensee, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Licensee is subject or any provision of the charter or bylaws of Licensee or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, franchise, lease, license, instrument, or other arrangement to which Licensee is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets). To its knowledge, Licensee does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

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ARTICLE 10

MISCELLANEOUS

10.01 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, provided however, either party may assign, upon prior notice to the other party, its rights and obligations to Affiliates or to any purchaser or successor in interest to substantially all of such assigning party’s business. Notwithstanding the foregoing, LMTor Licensee may assign as collateral the right to receive the payments to be made to it under this Agreement provided that no such assignment shall relieve LMT or Licensee of its obligations hereunder or alter the rights and obligations of LMT or Licensee hereunder. Upon written request of LMT, Licensee shall pay all amounts due and owing to LMT hereunder to such assignee, at such address as LMT may designate. No such assignee shall have liability to Licensee with respect to LMT's duties and obligations hereunder.

10.02 Not Agents. LMT and Licensee shall not be deemed to be partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

10.03 Force Majeure. Neither party shall be liable for failure to perform as required by any provision of this Agreement where such failure results from a force majeure beyond such party's control. In the event of any delay attributable to a force majeure, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of the delay.

10.04 Costs. LMT and Licensee shall each bear and pay for their respective costs and expenses regarding the negotiation and preparation of this Agreement and all documents, instruments and agreements related thereto.

10.05 Notices. Services of all notices and payments to be made as provided herein shall be deemed duly given and made if sent by certified or registered mail, postage prepaid, to the addresses below; the date of giving such notices shall be the date of mailing.

If to LICENSEE:

Efil Sub of ECG Inc.

2798 Thamesgate Dr.

Mississauga, Ontario, Canada L4T 4E8

With a copy to:

Nocholas Bozza

Suite 3129-3350 Fairview Street

Burlington, Ontario, Canada L7N 3L5

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If to LMT:

c/o Updike, Kelly & Spellacy, P.C.

100 Pearl Street, 17th Floor

Hartford, CT 06123

Attn: Gregg J. Lallier

With a copy to:

Carol Fitzgerald

4438 Chubb Hollow Road

Dundee, New York 14837

10.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

10.07 Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or extended except by a written document signed by a duly authorized executive officer of each party.

10.08 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement and, in particular, the provision to be replaced.

10.09 Remedies. Any controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of JAMS. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York and the arbitrators shall apply the substantive law of New York except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrators shall not award any of the parties punitive damages and the parties shall be deemed to have waived any right to such damages.

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10.10 Waiver. The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provision or the rights of such party thereafter to enforce each such provision.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same documents.

10.12 Captions. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating the several Articles and Sections.

WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year set forth above.

LIFE MEDICAL TECHNOLOGIES, INC.		EFIL SUB of ECG INC.

By:	/s/ Carol Fitzgerald	By:	/s/ John Bentivoglio
	An Authorized officer		An Authorized Officer

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EXHIBIT A

PRODUCTS

PRODUCT KNOWN AS BREASTCARE DTS™ /BREASTALERT™

Notwithstanding the following more specific description of the Product, the Products shall include any temperature sensing product manufactured by or on behalf of the Licensor using the patented technology or improvements thereto. The BreastCare DTS™ is an early diagnostic direct reading, digital product to screen the breast for abnormalities, including cancer.

The BreastCare DTS™ measures underlying breast tissue temperature and not skin surface temperature by retaining the emitted heat when BreastCare™ DTS is placed against the breast for 15 minutes. The averaged and recorded reading on the BreastCare DTS™ has taken into consideration that the temperature patterns of a woman's breasts are closely symmetrical. This method detects abnormalities by comparing the temperature differences in the corresponding areas of a woman's breasts.

The BreastCare DTS™ product consists of a pair of non-woven pads made of spun-fiber or foam material, each of which has three wafer-thin, pliant, aluminum foil, and temperature responsive segments attached to its inner surface. Each segment is wedge-shaped and contains 18 columns or bars of thermal dots. These dots contain chemical heat sensors that change color when exposed to a specific temperature.

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EXHIBIT B

PATENTS

United States Patents: U.S. Patent 6,086,247 as well as all related applications and/or issued patents. Related applications includes any related foreign or U.S. issued or pending applications, continuation applications, continuation-in-part applications, divisional applications, reissue applications, and provisional application.

U.S. Patent 6135968 – Differential temperature measuring device and method; Prostate Screening Device.

RE 32,000

RE 4,624264

Patent 4651749

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EXHIBIT C

EXCLUSIVE AND NON-EXCLUSIVE TRADEMARKS

C-1

Trademarks

BreastCare DTSTM BreastAlertTM Differential Temperature Sensor

C-2

All Other Foreign/International Intellectual Property

Life Medical Technologies, Inc.

Scantek Medical, Inc.

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